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[LOGO]

 EMPIRE FINANCIAL GROUP, INC.
14 EAST 60TH STREET, 2ND FLOOR
       NY, NY 10022
       212-355-4849

                                                                November 9, 2005

Robert Parry
Chief Executive Officer
ZBB Energy Corporation
N93 W 14475 Whittaker Way
Menomonee Falls, WI 53051

Dear Mr. Parry:

This letter (the "AGREEMENT") constitutes the agreement between ZBB Energy Corporation (the "Company") and Empire Financial Group, Inc. ("EMPIRE") that Empire shall serve as the placement agent for the Company, in connection with a proposed offer and private placement (the "Offering") of shares of the Company's common stock and warrants to purchase additional shares of Company common stock (the "SECURITIES"). Empire a validly registered and licensed broker-dealer; duly authorized to act as a private placement agent and it is a member in good standing of the NASD. It is currently contemplated that the Offering will raise between $6-$12 million which is predicated on successful completion of the due diligence investigation by Empire. Prior to the Offering of the Securities, Empire will seek to obtain in a private placement a Bridge Loan of $1,100,000 for the Company. The contemplated terms and conditions of the Bridge Loan and Offering of Securities shall be as set forth in the Summary of Proposed Terms dated Friday, November 4, 2005, among the Company, Empire, Broadway Partners LLC and Wharton Equity LLC, a copy of which is annexed hereto as Annex A and made a part hereof (the "TERM SHEET").

        A. FEES AND EXPENSES. In connection with the services described above, the Company shall pay to Empire the following:

                1. PLACEMENT AGENT'S FEE. As compensation for its services in connection with the Offering and the Bridge Loan described below, the Company agrees to pay Empire a nonrefundable retainer fee of $12,500 upon execution of this letter agreement and an additional $12,500 upon completion of the Bridge Loan referred to below. The Company shall pay to Empire a cash placement fee equal to (i) $100,000 upon completion of the Bridge Loan described below, and
(ii) ten percent (10%) of the aggregate purchase price paid by each purchaser of Securities that were placed in the Offering (collectively, the "PLACEMENT AGENT'S FEE"). The Placement Agent's Fee will be deducted from the gross proceeds of the Bridge Loan and the Securities sold at the Closing. The amount of the retainer fee previously paid to Empire will be credited on a dollar for dollar basis toward the cash portion of the Placement Agent's Fee.

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                2. EXPENSES. In addition to any fees payable to Empire hereunder and regardless of whether an Offering is consummated, the Company hereby agrees to reimburse Empire, within ten (10) days after written request therefor, all reasonable travel and other actual and accountable out-of-pocket expenses incurred in connection with Empire's engagement, including the reasonable fees and expenses of Empire's counsel.

                3. WARRANTS: In addition to the Placement Agent's Fee, upon the closing of the sale of securities in connection with the Offering, the Company shall issue to the Placement Agent warrants to purchase shares of common stock of the Company (the "WARRANTS") in an amount equal to 10% of the amount of Securities issued or issuable by the Company in the Offering. The Warrants shall be exercisable at 120% of the price of the Offering. The Warrants shall expire five years from the date of issuance. The Warrants shall be in the same form, including, without limitation, the same registration rights and anti-dilution provisions, as the securities sold in the Offering; provided, however, the Warrants shall include a "net issuance" exercise feature.

        B. NO-SHOP. Until the Offering contemplated hereby is completed, but no later than 120 days from the date hereof (the "NO-SHOP PERIOD"), the Company agrees that it will not negotiate with any other person relating to a possible public or private offering or placement of the Company's securities; PROVIDED, HOWEVER, that the No-Shop Period shall expire on December 15, 2005 and the Company shall have the right to terminate this Agreement at any time after such date in the event that the $1,100,000 Bridge Loan financing shall not have been consummated by December 15, 2005.

        C. TERM AND TERMINATION OF ENGAGEMENT. Except as set forth below, the term (the "TERM") of Empire's engagement will begin on the date hereof and end on the earlier of the consummation of the Offering of the Securities or 10 days after receipt by either Party hereto of written notice of termination; provided that no such notice may be given by the Company during the No Shop Period, subject to early termination as set forth in Paragraph B above. Notwithstanding any such expiration or termination, Paragraphs D through N shall survive and remain in full force and effect and be binding on the parties hereto, in accordance with their terms.

        D. FEE TAIL. Empire shall be entitled to a Placement Agent's Fee, calculated in the manner provided in Paragraph A, with respect to any securities purchased in any subsequent offering ("SUBSEQUENT OFFERING") by investors whom Empire had introduced to the Company during the Term if such Subsequent Offering is consummated at any time within (i) the 24-month period following the consummation of this Offering and (ii), if no Offering shall have been consummated during the Term, the six month period following the expiration or termination of this Agreement.

        E. FUTURE TRANSACTIONS. If, at any time during the Term, or within the 24-month period following consummation of the Offering of the Securities during the Term, the Company or any of its subsidiaries (i) disposes of or acquires business units or acquires any of its outstanding equity securities or makes any exchange or tender offer or enters into a merger, consolidation or other business combination or any recapitalization, reorganization, restructuring or other similar transaction, including, without limitation, an extraordinary dividend or distribution or a spin-off or split-off (each, a "TRANSACTION"), and the Company decides to retain a financial advisor for such Transaction, Empire shall have the right to act as one of the Company's financial advisors for any such Transaction; or (ii) decides to finance or refinance any indebtedness using a manager or agent, Empire (or any affiliate designated by Empire) shall have the right to act as a manager, placement agent or lead agent with respect to such financing or refinancing; or (iii) determines to raise funds by means of a public offering or a Offering of equity or debt securities using an underwriter or placement agent, Empire shall have the right to act as an underwriter, initial purchaser or placement agent for such financing. In each case where Empire so serves,

ZBB ENERGY CORPORATION                   2

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Empire shall be entitled to an allocation of such percentage of the total fees paid in connection with the foregoing Transaction as shall be mutually acceptable to the Company and the lead manager, agent or underwriter, provided, that in no event shall Empire's percentage allocation be less than 20% of such fees, unless otherwise agreed to in writing by it. If Empire or its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for Transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such Transaction.

        F. USE OF INFORMATION. The Company will furnish Empire such written information as Empire reasonably requests in connection with the performance of its services hereunder. The Company understands, acknowledges and agrees that, in performing its services hereunder, Empire will use and rely entirely upon such information as well as publicly available information regarding the Company and other potential parties to an Offering and that Empire does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Company or otherwise relevant to an Offering, including, without limitation, any financial information, forecasts or projections considered by Empire in connection with the provision of its services.

        G. CONFIDENTIALITY. In the event of the consummation or public announcement of any Offering, Empire shall have the right to disclose its participation in such Offering, including, without limitation, the placement at its cost of "tombstone" advertisements in financial and other newspapers and journals. Empire agrees to keep confidential during the Term, and for five years after the expiration or any termination, of this Agreement, all material nonpublic information provided to it by the Company, except as required by law, pursuant to an order of a court of competent jurisdiction or the request of a regulatory authority having jurisdiction over Empire or its affiliates (a "REGULATORY REQUEST"), or as contemplated by the terms of this Agreement, provided Empire shall, if permitted by law, give notice to the Company of the request or order (other than a Regulatory Request) to furnish the nonpublic information. Notwithstanding any provision herein to the contrary, Empire may disclose nonpublic information to its affiliates, agents and advisors whenever Empire determines that such disclosure is necessary to provide the services contemplated hereunder, provided that Empire advises such persons of the obligation to maintain the confidentiality of such information and remains liable under this Agreement for any breach of confidentiality by such affiliates, agents and advisors. Notwithstanding any provision herein to the contrary, this Section G shall not bar disclosure of, and Empire and the Company and their respective representatives or agents may disclose, without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the Offering and related transactions and all materials of any kind (including opinions or other tax analyses) that are provided to Empire or the Company or such representatives or agents relating to such tax treatment and tax structure, provided that with respect to any document or similar item, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Transactions.

        H. SECURITIES MATTERS. The Company shall be responsible for any and all compliance with the securities laws applicable to it, including Regulation D and the Securities Act of 1933, and Rule 506 promulgated thereunder, and unless otherwise agreed in writing, all state securities ("blue sky") laws. Empire agrees to cooperate with counsel to the Company in that regard.

        I. INDEMNITY. Empire and the Company agree to the indemnification provisions as set forth in ANNEX B attached hereto.


ZBB ENERGY CORPORATION                 3

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        J. LIMITATION OF ENGAGEMENT TO THE COMPANY. The Company acknowledges that Empire has been retained only by the Company, that Empire is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company's engagement of Empire is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Empire or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934), employees or agents. Unless otherwise expressly agreed in writing by Empire, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Empire, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by Empire to the Company in connection with Empire's engagement is intended solely for the benefit and use of the Company's management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. Empire shall not have the authority to make any commitment binding on the Company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by Empire.

        K. LIMITATION OF EMPIRE'S LIABILITY TO THE COMPANY. Empire and the Company further agree that neither Empire nor any of its affiliates or any of its their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act of 1934), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Empire and that are finally determined (by a court of competent jurisdiction and after exhausting all appeals) to have resulted solely from the gross negligence or willful misconduct of Empire. With respect to alleged breaches of the Confidentiality provisions herein by Empire, the Company shall have the right to pursue equitable relief in addition to any other remedy in equity or law.

        L. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any disputes which arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys' fees.

        M. NOTICES. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or telefax, if sent to Empire, to Empire Financial Group, Inc., 2170 West State Road 434 Suite #100 Longwood, FL 32779 Attention Messrs. Steven M. Rabinovici and Donald Wojnowski, Jr., with a copy to Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, New York, NY 10022, Attention: Stephen A. Zelnick, Esq. and if sent to the Company, will be mailed, delivered or telefaxed and confirmed to ZBB Energy Corporation, N93 W14475 Whittaker Way, Menomonee Falls, Wl 53051, with a copy to Gersten Savage, LLP, 600 Lexington Avenue, New York, NY 10022, Attention: Stephen A. Weiss, Esq. Notices sent by certified mail shall be deemed received five days


ZBB ENERGY CORPORATION                 4

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thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by telefax shall be deemed received as of the date and time printed thereon by the telefax machine.

         N. MISCELLANEOUS. This Agreement shall not be modified or amended except in writing signed by Empire and the Company. This Agreement shall not be assigned without the prior written consent of Empire and the Company; provided, however, that in the event of a Offering in which the Company is not the surviving corporation or entity, the Company's remaining obligations (except with respect to the Fee Tail and Future Offerings), if any, under this Agreement shall remain in full force and effect and become obligations of the surviving corporation or entity. This Agreement constitutes the entire agreement of Empire and the Company with respect to the subject matter hereof and supersedes any prior agreements. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        In acknowledgment that the foregoing correctly sets forth the understanding reached by Empire and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above,

                                         Very Truly Yours,
                                         EMPIRE FINANCIAL GROUP, INC..


                                         By: /s/ Don Vojnowski
                                             ------------------------------
                                             Don Vojnowski
                                             Chief Executive Officer

Confirmed and accepted as of
the 16 November 2005

ZBB ENERGY CORPORATION

By: Robert Parry
    ------------------------------
    Robert Parry
    Chief Executive Officer
    16 November 2005


ZBB ENERGY CORPORATION                 5

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                                     ANNEX A

                            SUMMARY OF PROPOSED TERMS

                             ZBB ENERGY CORPORATION

This Summary of Proposed Terms constitutes an indication of interest for discussion purposes only and is subject to further due diligence, negotiations and executed definitive agreements.

              PROPOSED TERM SHEET FOR FINANCINGS AND UNITED STATES
                              COMMON STOCK LISTING

           Unless otherwise indicated, all references to "dollars" or
                        "$" mean United States dollars.

                      THE BRIDGE LOAN  A (U.S.) $1,100,000 loan (the
                                       "BRIDGE LOAN") and 8,800,000 shares of
                                       common stock, $0.001 par value per share
                                       (the "COMMON STOCK") of ZBB Energy
                                       Corporation (the "COMPANY").

                                       The Bridge Loan will be evidenced by the Company's non-interest bearing convertible note (the "BRIDGE NOTE") due and payable (unless converted) on a date that shall be 18 months from the date of funding (the "MATURITY DATE"). The Bridge Note may be converted by the holder(s) at any time on or before the Maturity Date at a price per share (the "CONVERSION PRICE") equal to 50% of the volume weighted average price per share of the Company" (described below), as traded on a U.S. National Securities Exchange (defined as the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market, or the NASD
                                       Over-the-Counter Bulletin Board
                                       ("OTC-BB") or (if not then traded on such National Securities Exchange) on the over-the-counter pink sheets; in either case, for the 20 consecutive trading days immediately prior to the date that notice of conversion is given; provided, however, that in no event shall the Conversion Price be less than $0.50 per share (the "FLOOR PRICE").

                                       The Bridge Loan will be sold to Investors in units of securities (the "UNITS"); each Unit consisting of a minimum of $25,000 of Bridge Notes and 200,000 shares of Company Common Stock (pre-split). The Bridge Loan subscription agreement will contain covenants prohibiting Bridge Note holders or their affiliates from shorting Company Common Stock.

                            INVESTORS  Persons and/or institutional investors
                                       investing either individually or through a limited partnership or other entity formed for the sole purpose of investing in the Company.

U.S. REGISTRATION AND LISTING ON A     On or before consummation of the Bridge
NATIONAL SECURITIES EXCHANGE           Loan, the Company shall cause to be filed
                                       with the United States Securities and
                                       Exchange Commission ("SEC") a Form 10
                                       registration statement in order to
                                       register the publicly traded shares of
                                       Company common stock under The Securities
                                       Exchange Act of 1934, as amended (the
                                       "1934 Act"), In addition, the Company
                                       shall cause to be filed with the National
                                       Association of Securities Dealers, Inc.
                                       ("NASD"), a Form 15c-211 to cause the
                                       Company Common stock to be listed for
                                       trading on the


ZBB ENERGY CORPORATION                 6

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                                       OTC-BB.

                                       The Company shall use its best efforts to cause the Form 10 registration statement to be declared effective by the SEC and to have shares of Company Common Stock approved for trading on the OTC-BB or another National Securities Exchange (a "NATIONAL SECURITIES EXCHANGE LISTING") as soon as practicable.

WHARTON/BROADWAY                       The Company shall enter into a business
PARTNERS AGREEMENT                     development, marketing and financial
                                       consulting agreement (the "BUSINESS
                                       DEVELOPMENT AGREEMENT") with Wharton
                                       Equity Partners LLC ("WHARTON") and
                                       Broadway Partners LLC ("BROADWAY"). Such
                                       Business Development Agreement shall
                                       provide, inter alia, that Wharton and
                                       Broadway shall undertake for a period of two years to organize, initiate or otherwise provide the Company with potential joint venture partners, strategic alliances, marketing agreements and other financial assistance to enable the Company to develop its energy storage and related business (the "SERVICES"). It is contemplated that such Services shall include, without limitation, arranging for joint venture or related marketing agreements with business affiliates or associates engaged in (i) the development, engineering, production and marketing of thin film photovoltaic energy panels and equipment to manufacture such energy panels, (ii) the development of magnesium cell batteries,
                                       (iii) the marketing of the Company's
                                       energy storage systems in India and other developing countries.

                                       The Business Development Agreement shall provide that in sole consideration for such Services, the Company will issue to Wharton and Broadway in escrow, an aggregate of 16,000,000 shares of the Company's Common Stock (the "BUSINESS DEVELOPMENT STOCK"). Such shares of Business Development Stock shall provide that, for a period of 3D days, commencing 12 months from the date of issuance (the "REDEMPTION PERIOD"), up to 90% of the shares of Business Development Stock shall be subject to redemption, for $0.001 per share, at the sole option of the Board of Directors of the Company if, in the exercise of the good faith discretion of the Board of Directors, the fair value of all of the Services actually provided by Wharton and Broadway to the Company during the 12 consecutive months following the date of the Business Development Agreement shall be less than $1.0 million; provided, however, if during such 12 month period:

                                              (a) the Company shall (in addition
                                       to the Bridge Financing) have been
                                       successful in completing a National
                                       Securities Exchange listing and one or
                                       more equity or equity type financings of not less than $6.0 million, all upon such terms and conditions as shall be satisfactory to the Board of Directors of the Company (the "Additional
                                       Financings"), none of the shares of
                                       Business Development Stock shall be
                                       subject to redemption; and

                                              (b) the Company shall have
                                       completed a National Securities Exchange
                                       Listing and shall have been successful in completing one

ZBB ENERGY CORPORATION                 7


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                                       or more Additional Financings on terms
                                       satisfactory to the Board of Directors of the Company of $3.0 million or more, only a maximum of 50% of the shares of Business Development Stock shall be subject to redemption. The Business Development Agreement shall also provide that to the extent that shares of Business Development Stock are issuable to Wharton, there shall be an appropriate pro-rata cutback in the number of shares of Company Common Stock and warrants issued to the members of Wharton Energy Partners LLC ("WHARTON ENERGY") in exchange for the acquisition of 100% of the members interest of Wharton Energy (the holder of $2.45 million of Series A convertible Preferred Stock of Idea One Inc.) pursuant to the letter of intent dated October 6, 2005 between the Company and Wharton Energy (the "IDEA ONE LOI"); provided, however, in no event shall the members of Wharton Energy receive less than 40% of the number of shares of Company Common Stock and warrants contemplated by Idea One LOI.

                                       Unless otherwise agreed by the Board of
                                       Directors of the Company, the term
                                       "ADDITIONAL FINANCINGS" shall not mean or include any debt or related "mezzanine" financing obtained by the Company prior to March 31, 2006, unless the same shall consist of or include notes convertible into shares of Company Common Stock. If any financings, not constituting an Additional Financing, are obtained by or through Wharton, in lieu of the provisions of an October 6, 2005 consulting agreement between Wharton and the Company, Wharton shall be entitled to a finders fee equal to 7% of the amount of such debt or related "mezzanine" financing obtained.

THE REVERSE STOCK SPLIT                At the time of consummation of the
                                       initial Additional Financing, based upon an initial Additional Financing at an assumed minimum per share price of $2.00 per share, the Company shall consummate a one-for-eight reverse split of its outstanding common stock (the "REVERSE
                                       STOCK SPLIT"). Pursuant to the Reverse
                                       Stock Split, each outstanding share of
                                       Company Common Stock (including the
                                       Business Development Stock issued to
                                       Broadway and Wharton) and each share of
                                       Company Common Stock issuable (i) under
                                       any stock option plan, (ii) upon exercise of outstanding stock options or warrants to purchase Common Stock, or (iii) upon conversion into Common Stock of the Bridge Notes, shall represent 1/8 of a share of Company Common Stock or the right to purchase or receive 1/8 of a share of Company Common Stock; provided, that fractional shares shall be rounded to the nearest whole share.

                                       In the event that, for any reason, the
                                       Board of Directors of the Company shall
                                       elect to consummate an Additional
                                       Financing at a minimum per share price of less than $2.00 per share, then there shall be an appropriate pro rata reduction in the amount of the Reverse Stock Split.

ZBB ENERGY CORPORATION                 8
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THE ADDITIONAL FINANCING               Following completion of the Bridge Loan
                                       and the listing of the Company's Common
                                       Stock for trading on a National
                                       Securities Exchange, the Company will
                                       seek to consummate a private placement of between 3,000,000 and 6,000,000 shares of Common Stock (after giving effect to the 1:8 Reverse Stock Split) at an assumed purchase price of $2.00 per share. Such
                                       Additional Financing may also include
                                       three year warrants to purchase up to 50% of the number of shaves of Common Stock sold in connection with the Additional
                                       Financing, at an exercise price of not
                                       less than 120% of the per share offering price of the Common Stock.

                                       Empire Financial Holding Company or one
                                       or more other investment bankers
                                       acceptable to the board of directors of
                                       the Company shall act as placement agent in connection with such Additional Financing. Empire and such other Placement Agents shall enter into a customary placement agency agreement with the Company that shall contain appropriate indemnification provisions for the placement agents and shall provide that such placement agents shall be entitled to receive customary compensation not to exceed 10% in cash and 10% in warrants.

CAPITALIZATION OF COMPANY              The Pro Forma Capitalization of the
                                       Company upon completion of the assumed
                                       1:8 Reverse Stock Split and the
                                       Additional Financing shall be as follows:

                                       (a) 10,245,578 shares of Company Common
                                       Stock owned by existing Company
                                       stockholders (based on 81,964,626
                                       currently outstanding shares);

                                       (b) approximately 3,000,000 shares of
                                       Company Common Stock issuable upon
                                       exercise of outstanding stock options
                                       (based on approximately 24,000,000
                                       currently outstanding options at exercise prices ranging from A$0.25 to US$0.50); provided, that (i) no outstanding options contain cashless exercise provisions, and
                                       (ii) except for approximately 6,500,000
                                       pre-split options (812,500 post split),
                                       all of such stock options are at exercise prices in excess of (U.S.) $0.25 ($2.00 post-split), and approximately 5.4 million (675,000 post split) of such "in the money" options expire on January 31,
                                       2006);

                                       (c) approximately 653,334 shares of
                                       Company Common Stock and 163,334 shares
                                       of Company Common Stock issuable upon
                                       exercise of warrants issued to acquire
                                       Wharton Energy under the Idea One LOI,
                                       and up to 653,334 contingent shares
                                       issuable upon commercialization of the
                                       Idea One magnesium cell battery
                                       technology;

                                       (d) a maximum of 2,000,000 shares of
                                       Company Common Stock held by Wharton and
                                       Broadway as Business Development Stock
                                       under the Business Development Agreement;

                                       (e) 1,000,000 shares of Company Common
                                       Stock held by the


ZBB ENERGY CORPORATION                 9

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                                       Investors in connection with the Bridge
                                       Loan and 1,000,000 additional shares of
                                       Company Common Stock issuable upon
                                       conversion of the Bridge Notes;

                                       (f) between 3,000,000 and 6,000,000 new
                                       shares of Company Common Stock issued at an assumed per share price of $2.00 in connection with the Additional Financings; and

                                       (g) between 1,500,000 and 3,000,000
                                       shares of Company Common Stock issuable
                                       at an assumed per share price of $2.40
                                       upon exercise of warrants that may be
                                       included in the Additional Financings.

CLOSING DATE OF BRIDGE LOAN            On or before November 21, 2005.

ESTIMATED TIMETABLE                    Filing of Form 10 Registration Statement
                                       with the SEC -November 30,2005;

                                       Application to list Common Stock of
                                       Company on OTC Bulletin Board - November
                                       30, 2005;

                                       Receipt of comments form SEC and NASD --
                                       January 5, 2006;

                                       Approval of Form 10 and Form 15C-211
                                       listing application - January 31, 2006;

                                       Completion of Private Placement
                                       Memorandum - January 31, 2006;

                                       Completion of Additional Financings
                                       -March 31, 2006.

DOCUMENTATION FOR BRIDGE LOAN          Subscription Agreement; Bridge Notes;
                                       Business Development Agreement;
                                       and Registration Rights Agreement
                                       All documentation to be in form
                                       acceptable to counsel to the Company
                                       and the Investors.

The foregoing represents the substance of our mutual intention at this time, but in no way constitutes an agreement or an agreement to agree with respect to the above contemplated financing. The legal rights and obligations of each of the Company and the undersigned prospective Investor shall arise only pursuant to the terms of a duty executed subscription agreement and exhibits thereto, which shall be in form and substance satisfactory to each of the parties thereto and their respective legal counsel.

The above term sheet is further subject to the approval of the Board of Directors of the Company. This proposal shall remain open until the close of business (5:00 P.M. New York time) on Friday, November 11, 2005; after which it shall be null and void, unless approved by the Board of Directors of the Company.

Subject to the foregoing, please indicate below your willingness, in principle, to proceed with the above transaction.

Very Truly yours,


ZBB ENERGY CORPORATION                 10

BROADWAY PARTNERS LLC                            WHARTON EQUITY LLC


By: s/ Robert M. Rubin                           By: s/ David Eisenberg
    -------------------------------------            ---------------------------
    Robert M. Rubin, Manager                         David Eisenberg, Manager


EMPIRE FINANCIAL GROUP INC.


By: s/ Ed Cabrera
    -------------------------------------
    Ed Cabrera, Head of Investment Banking

ACCEPTED AND AGREED TO SUBJECT
TO APPROVAL OF THE BOARD OF DIRECTORS:
DATED: THIS 4TH DAY OF NOVEMBER 2005:

ZBB ENERGY CORPORATION


By: /s/ Robert Parry
   ---------------------------------------
   Robert Parry, CEO




ZBB ENERGY CORPORATION                 11

                                     ANNEX B


November 9, 2005

Empire Financial Group, Inc.
14 East 60th Street, 2nd Floor
NY, NY 10022


         Gentlemen:

         In connection with our engagement of Empire Financial Group, Inc. ("Empire") as our placement agent, we hereby agree to indemnify and hold harmless Empire and its affiliates, and the respective controlling persons, directors, officers, shareholders, agents and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), (collectively a "Claim"), which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with our engagement of Empire, or (B) otherwise relate to or arise out of Empire's activities on our behalf under Empire's engagement, and we shall reimburse any Indemnified Person for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such Claim to which the Indemnified Person is, or is threatened to be made, a party. Notwithstanding anything to the contrary set forth above, we will not be responsible for any Claim, or for any reimbursement of any Indemnified Person's expenses in connection with such Claim, which is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. We further agree that no Indemnified Person shall have any liability to us for or in connection with our engagement of Empire except for any Claim incurred by us as a result of such Indemnified Person's gross negligence or willful misconduct.

         We further agree that we will not, without the prior written consent of Empire, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

         Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution but failure to so notify us shall not relieve us from any obligation we may have hereunder, except and only to the extent such failure results in the forfeiture by us of substantial rights and defenses. If we so elect or are requested by such Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines and provides written correspondence to us, that having common counsel would


ZBB ENERGY CORPORATION                 12
present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to such Indemnified Person different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefor, in accordance with the terms of this Agreement, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefor at its own expense.

         Empire agrees that it will indemnify and hold harmless the Company and each of its directors and officers, employees, agents, stockholders and affiliates against any Loss whatsoever (including, but not limited to, any and all legal fees and other expenses) to which the Company or any such person or entity may be subject solely as a result of statements made in the Private Placement Memorandum based solely upon information supplied by Empire to the Company in writing or based upon the gross negligence or willful misconduct of Empire or any of its employees or agents in acting as Placement Agent for the offering and sale hereunder.

         We agree that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Empire is the Indemnified Person), we and Empire shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Empire on the other, in connection with Empire's engagement referred to above, subject to the limitation that in no event shall the amount of Empire's contribution to such Claim exceed the amount of fees actually received by Empire from us pursuant to Empire's engagement. We hereby agree that the relative benefits to us, on the one hand, and Empire on the other, with respect to Empire's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us or our stockholders as the case may be, pursuant to the Offering (whether or not consummated) for which you are engaged to render services bears to (b) the fee paid or proposed to be paid to Empire in connection with such engagement.

         Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.

         The validity and interpretation of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). Each of Empire and the Company hereby irrevocably submits to the jurisdiction of any court of the State of New York, County of New York or the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this agreement or the Offerings contemplated hereby, which is brought by or against Empire or the Company and in connection therewith, each of Empire and the Company (i) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that it has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, it hereby waives, to the


ZBB ENERGY CORPORATION                 13
fullest extent permitted by law, such immunity and (iii) agrees not to commence any action, suit or proceeding relating to this agreement other that in any such court. Each of Empire and the Company hereby waives and agrees not to assert in any such action, suit or proceeding, to the fullest extent permitted by applicable law, any claim that (a) it is not personally subject to the jurisdiction of any such court, (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to its property of (c) any suit, action or proceeding is brought in an inconvenient forum.

         The provisions of this Agreement shall remain in full force and effect following the completion or termination of Empire's engagement.




                                Very Truly Yours,

                                ZBB Energy Corporation


                                By:

                                /s/ Robert Parry
                                ----------------
                                Robert Parry

                                Chief Executive Officer
                                16 November 2005




Confirmed and agreed to:
EMPIRE FINANCIAL GROUP, INC.



By:

/s/ Don Wojnowski
-----------------
Don Wojnowski
Chief Executive Officer


Date:



ZBB ENERGY CORPORATION                 14